Exhibit 10.iii

ERGOMED PLC, with registered officers at 26-28 Frederick Sanger Road, Surrey Research Park, Guildford GU2 7YD, Surrey, England, VAT number:  GB809610630, Company number:  4081094 (hereinafter:  “ERGOMED”),

and

CEL-SCI Corporation, a company duly established pursuant to the laws of Colorado, with registered offices at 8229 Boone Boulevard, Suite 802, Vienna, VA 22182, USA (hereinafter: “CEL-SCI”),

or separately referred as “the Party” or jointly as “the Parties”

Have concluded on this 15th day of September, 2015

ANNEX 1 TO CO-DEVELOPMENT AND REVENUE SHARING AGREEMENT

(hereinafter:  “the Annex”)

WHEREAS: On April 19th, 2013 CEL-SCI and ERGOMED entered into the following:

(i)	Co-Development and Revenue Sharing Agreement (Co-Development Agreement) pursuant to which they have undertaken to jointly develop and commercialized a compound known as Multikine;

WHEREAS: With this Annex the Parties wish to amend the terms of the Co-Development Agreement.

Article 1

1.1.	The Parties would like to delete Section 3.1 of the Co-Development Agreement in its entirety and replace it with the following:

“3.1
With respect to the Product, Ergomed shall invest up to Twelve Million US dollars ($12 million) toward the clinical and regulatory costs for the conduct the Co-Developed Clinical Trial for the Product in Europe, Russia, India, and North America (the actual amount of such investment, determined in accordance with Section 6.  The Ergomed Co-Development Investment shall not exceed US$12,000,000 Twelve million dollars), (the “Ergomed Co-Development Investment Cap”).”

1.2	The Parties would like to delete Section 6.1 of the Co-Development Agreement in its entirety and replace it with the following:

“6.1
CEL-SCI shall make payments to Ergomed for invoices submitted by Ergomed for Egromed’s activities on each Co-Developed Clinical Trial in accordance within the terms stipulated in the MSA and the relevant related CTOs and any annex thereto; provided, however, that Ergomed’s invoices for each Co-Developed Clinical Trial will be reduced by 30% (thirty percent) from the costs set forth in the relevant CTO, and any annex thereto (“Ergomed Invoiced Costs”).  The 30% reduction described in the

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foregoing shall be accrued as the Ergomed Co-Development Investment for the Product and shall be tracked. Each invoice subject to the reduction shall clearly set forth, with respect to the Product, the fee schedule set forth in the relevant CTO and any annex thereto and the relevant reduction to be applied toward the Ergomed Co-Development Investment.”

Article 2

2.1.	All other provisions of the Co-Development Agreement remain unchanged, valid and in force.

2.2.
This Annex is being executed in 2 (two) may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall together be deemed to constitute one agreement.  The parties agree that execution of this Annex by industry standard electric signature software and /or by exchanging PDF signatures shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or relating to this Annex, each party hereby waives any right to raise any defense or waiver based upon execution of this Annex by means of such electronic signatures or maintenance of the executed agreement electronically.

Signatures Begin on Next Page

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Upon signature by authorized representatives of ERGOMED and CEL-SCI below, this Annex shall be incorporated into and made part of the Co-Development Agreement between the Parties.

ERGOMED:	CEL-SCI:

/s/ M. Reljanovic	/s/ Geert Kersten
Printed Name	Printed Name

CEO	CEO
Title	Title

15 September 2015	15 September 2015
Date	Date

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